LETTER OF RESIGNATION

Date: Oct 15, 2025

From:
Name: Xuezhi(George)Ma
Nationality: Canadian
Email: Georgema888@yahoo.com

To:Summit Networks Inc.

Please accept this letter as I am leaving my position as an independent director of Summit Networks Inc., as well as my role as a member of the Audit Committee.

This resignation is due solely to personal reasons. There is no disagreement or dispute of any kind with the Company.

Sincerely,



Xuezhi(George)Ma